                         CONDITIONAL PURCHASE AGREEMENT


                  CONDITIONAL PURCHASE AGREEMENT, dated as of August 6, 1998 (this "Agreement"), between certain directors and or officers of Compagnie Europeenne de Telesecurite, a French SOCIETE ANONYME (the "Company"), namely:
Henri de Pescara, Christophe de Pescara, Patrick Fornas, Benoit Aucouturier (acting on behalf of C.A.F.F. SA), Michel Ginot, Francois de Pescara, and John Metzger (acting on behalf of FERN SA) (the "Managers"), and Protection One Alarm Monitoring, Inc., a Delaware corporation, purchasing on behalf of a wholly-owned (directly or indirectly) French entity, either formed or in the process of being formed on the date hereof (the "Buyer"),

                  WHEREAS, the Buyer has approached the Managers to discuss a possible transaction involving the Company,

                  WHEREAS, the Buyer has, in the course of such discussions, expressed the wish to acquire control of the Company through the acquisition of a block of shares of its common stock, but also the desire to have an option to purchase the shares of the Company held by the Managers if it was unable to acquire control of the Company in a block sale,

                  WHEREAS, the Managers consider that the acquisition of a controlling interest in the Company by the Buyer would be in the best interest of the Company and would enable it to expand its activities both domestically and internationally more quickly and more efficiently,

                  WHEREAS, the Buyer desires to purchase all of the outstanding shares of the common stock of the Company held directly or indirectly by the Managers (the "Manager Shares"), and the Managers signing this Agreement desire to sell all of the Manager Shares, on the terms and conditions set forth herein,

                  NOW THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                       PURCHASE AND SALE OF MANAGER SHARES

                  1.1 QUALIFICATION AND TITLE TO SHARES. Each of the Managers warrants to the Buyer as follows:

                  (a) The Manager Shares represent more than 15% of the outstanding shares of common stock of the Company.

                  (b) Each Manager holds his shares in an account at Banque Vernes, and has given or will give irrevocable instructions to Banque Vernes to transfer the Manager Shares to the Buyer upon the satisfaction of the condition provided for in Section 1.2 below, or upon exercise of the option as provided in Section 1.3 below.

                  (c) Each Manager has the power and the authority to enter into this Agreement. No impediment to the Manager's power or right to sell his Manager Shares exists, whether under the by-laws of the Company, the laws of France, the laws of any other jurisdiction, or any private contract. The number of Manager Shares which he offers to the Buyer pursuant to this Agreement is the total number of all the Manager Shares owned, held, or controlled by that Manager. Each Manager has no option to purchase, and shall acquire no option to purchase, additional shares in the Company. Each Manager shall refrain from purchasing any additional shares in the Company between the date of this Agreement and the date of the Closing as defined in Section
1.5 below. Each Manager owns his Manager Shares free and clear of any liens or encumbrances, and can transfer good title in the Manager Shares to the Buyer.

                  1.2  CONDITIONAL AGREEMENT TO PURCHASE.

                  (a) Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements set forth herein, the Managers hereby agree to sell to the Buyer and the Buyer agrees to purchase from the Managers the Manager Shares at the Purchase Price as defined in Section 1.4 below.

                  (b) The foregoing obligations shall be conditional upon the Buyer having purchased, prior to 8:00 p.m., Paris time, on August 10, 1998, in one or several transactions consummated simultaneously, a block of the Company's shares other than the Manager Shares representing not less than 35% of the outstanding shares of the common stock of the Company at a price equal to the Purchase Price (the "Block Trade").

                  (c) The Buyer agrees that it shall use its best efforts to consummate the Block Trade by giving appropriate instructions to the broker of its choice in sufficient time to complete the transaction or transactions referred to in Section 1.2(b) above.

                  1.3 FAILURE OF CONDITIONAL PURCHASE. If by 8:00 P.M., Paris time, on August 10, 1998 the Buyer has not been able to consummate the Block Trade despite its best efforts as described in Section 1.2(c) above, then, and until September 10, 1998, the Buyer shall have the exclusive option to purchase the Manager Shares at the Purchase Price subject to the compatibility of such price with French Stock Exchange regulations at the time of the exercise of such option, such option to be exercised by notice as provided for in Section 3.4 below.

                  1.4 PURCHASE PRICE. The Buyer shall purchase the Manager Shares for 450 FF per share(the "Purchase Price").

                  1.5 TRANSFER AND SETTLEMENT PROCEDURES. The settlement mechanism described in this Section shall be referred to as the "Closing". The Closing shall take place immediately or as soon as practically possible after the settlement of the Block Trade. In the event that the Buyer exercises its option under Section 1.3 of this Agreement, the Closing shall take place three business days after such exercise. At the Closing, the Managers shall deliver to the Buyer acceptable evidence of transfer of title in the Manager Shares to the Buyer and the Buyer shall deliver to the Managers the Purchase Price.

                  1.6 REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

Each Party hereto represents and warranties to the other that it shall comply in all respects with French Stock Exchange regulations in connection with the performance of this Agreement.

Furthermore, the Buyer represents that it shall commence a tender offer for the remainder of the outstanding stock of the Company, following the completion of the Block Trade, as provided for by French Stock Exchange regulations.

                                   ARTICLE II

                          RESIGNATIONS; NON-COMPETITION

                  2.1 At the Buyer's request, upon the purchase of the Manager Shares, the Managers will use their best efforts to deliver to the Buyer the resignations of such directors of the Company as may be determined by the Buyer.

                  2.2 In the event that a Manager were to cease to be a director or officer of the Company for any reason whatsoever, then such Manager shall refrain from performing any professional activity in France whether as a director, officer, employee, consultant or otherwise, directly or indirectly, with or without compensation, for a corporation or other business organization competing directly with the Company for a period of twelve months from the effective date of termination of such Manager's professional relationship with the Company, and shall refrain from soliciting any of the company's customers existing at the time of such termination for a period of twenty-four months from that same date.

                                   ARTICLE III

                                  MISCELLANEOUS

                  3.1 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  3.2 EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated in this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

                  3.3 FINDER'S FEES. Each party represents and warrants to the other that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

                  3.4 NOTICES. Notice to all of the Managers shall be deemed to have been given by sending a fax to Henri de Pescara at the following number: 33.01.43.18.28.89, followed by written confirmation. Such notice shall be deemed effective as of the date and time at which the fax transmission is sent.

                  3.5 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of France without regard to the principles of conflicts of laws.

                  3.6 CONSENT TO JURISDICTION. Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement, and any action for enforcement of any judgment in respect thereof, shall be brought exclusively in the courts of the Republic of France. Moreover, the Buyer and the Managers hereby agree to submit to the jurisdiction of Paris courts.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed hereunder as of the date first above written.


                                                   NUMBER OF
            NAME OF SHAREHOLDER                   SHARES SOLD              SIGNATURE
            -------------------                   -----------              ---------
Henri de Pescara                                     38,174                /s/ Henri de Pescara
                                                                           ------------------------------
Christophe de Pescara                                53,029                /s/ Christophe de Pescara
                                                                           ------------------------------
Patrick Fornas                                       44,938                /s/ Patrick Fornas
                                                                           ------------------------------
CAFF by Benoit Aucouturier                           58,891                /s/ CAFF by Benoit Aucouturier
                                                                           ------------------------------
Michel Ginot                                         48,282                /s/ Michel Ginot
                                                                           ------------------------------
FERN by John Metzger                                 50,716                /s/ FERN by John Metzger
                                                                           ------------------------------
Francois de Pescara                                  27,200                /s/ Francois de Pescara
                                                                           ------------------------------




/s/ John E. Mack III
------------------------------------------------
Protection One Alarm Monitoring, Inc.
(on behalf of a wholly-owned (direct or indirect)French entity, either formed or in the process of being formed on the date hereof)

By:  John E. Mack III
     Executive Vice President
     New Business Developments